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                                                                    EXHIBIT 99.1

                       SPORTS RESORTS INTERNATIONAL, INC.

                      CODE OF ETHICS FOR FINANCIAL MANAGERS

PURPOSE

The Board of Directors (the "Board") of Sports Resorts International, Inc. (the "Company") has adopted this Code of Ethics for Financial Managers (this "Code") to promote honest and ethical conduct, proper disclosure of financial information and compliance with applicable laws, rules and regulations by the Company's financial managers. This Code is intended to supplement other applicable Company policies or guidelines related to the areas covered by this Code.

APPLICABILITY

The Code applies to the Company's chief executive officer, principal financial officer, principal accounting officer or controller and any other person performing similar functions on behalf of the Company (each a "Financial Manager"). Each Financial Manager is expected to adhere to and advocate the principles and practices described in this Code.

PRINCIPLES AND PRACTICES

Each Financial Manager must:

          1. Act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships.

          2. Provide full, fair, accurate, timely and understandable disclosure in reports the Company files with, or submits to, the Securities Exchange Commission and in other public communications.

          3. Comply with laws, rules and regulations of federal, state, provincial and local government and appropriate private and public regulatory agencies.

          4. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

          5. Refrain from using confidential information acquired in the course of business for personal advantage.

          6. Protect and ensure the efficient use of assets and resources employed by or entrusted to such Financial Manger.

          7. Share knowledge and maintain skills important and relevant to responsibilities.

          8. Promote ethical behavior as a responsible partner among peers in the work environment and the community.

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           9.  Comply with the provisions of other applicable Company policies or guidelines.

          10. Promptly report any possible violation of this Code or other applicable Company policies or guidelines to the Chairman of the Audit Committee.

WAIVERS OR AMENDMENTS

Any request for a waiver of any provision of this Code must be in writing and addressed to the Audit Committee. Any waiver or amendment of this Code will promptly be disclosed by the Company to the Securities and Exchange Commission as required by federal or state laws and regulations, or other regulatory requirements.

COMPLIANCE AND ACCOUNTABILITY

The Audit Committee will assess compliance with this Code, report material violations to the Board of Directors and recommend to the Board appropriate action. Violations of any part of this Code may result in disciplinary action, including termination of employment.

Adopted by the Board March 22, 2004